UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2008

SPACEHAB, Incorporated

(Exact name of registrant as specified in its charter)

Washington	0-27206	91-1273737
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12130 State Highway 3, Building 1, Webster, Texas		77598
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (713) 558-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.02.  Termination of a Material Definitive Agreement.

On May 7, 2008, SPACEHAB, Incorporated (the “Company”) received a letter from ARES Corporation (“ARES”) notifying the Company of ARES’s intent to terminate the Cost Plus Award Fee Subcontract No. SGS-0311403.00 with the Company (the “Subcontract”) pursuant to section GP-07(7.2) of the General Provisions as set forth in Attachment J-7 to the Subcontract. The provision referred to in ARES’s correspondence provides for termination for “convenience.”

As stated in ARES’s letter “…the objective of the Subcontract was to assist NASA’s continued development and operation of the International Space Station…” The Company has consistently received excellent reviews for its performance under the Subcontract and has earned near maximum award fees. Currently 45 employees of the Company are engaged under the Subcontract, which resulted in revenues of $3.9 million for the first nine months of the current fiscal year.

The Company will continue under the current task orders under the Subcontract until at least June 5, 2008. The Subcontract extended pursuant to its original term until September 30, 2008. The Company and ARES have not resolved certain issues relative to the early termination of the Subcontract. The Company is evaluating its contractual rights and other options with respect to ARES’s claimed termination of the Subcontract, including ARES’ obligations with respect to such claimed termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPACEHAB, Incorporated

Date: May 12, 2008	By:	/s/ Brian K. Harrington
Brian K. Harrington
Senior Vice President, Chief Financial Officer, Secretary and Treasurer